Exhibit 99.1

NV5 ACQUIRES PROGRAM AND CONSTRUCTION MANAGEMENT CONSULTING FIRM, MENDOZA & ASSOCIATES

Hollywood, FL – April 23, 2015 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, announced today that it has acquired Richard J. Mendoza, Inc. (“Mendoza & Associates”), a program management firm that specializes in the provision of construction program consulting services to public and private clients in the transportation and clean water/wastewater industries. Mendoza & Associates is based in San Francisco and has seven offices throughout California. Mendoza’s staff includes up to 95 professionals with annualized revenues of approximately $15 million.

The acquisition will be immediately accretive to NV5’s earnings and was made through a combination of cash and notes.

“We could not be more pleased to welcome the Mendoza team to the NV5 family,” said Dickerson Wright, PE, Chairman and CEO of NV5. “With this acquisition we are strengthening our foothold with transportation clients in California through the expansion of our service offerings to include a full range of program management capabilities. We believe the opportunity for synergy between our Infrastructure Transportation group and Mendoza’s professionals is a particularly promising one, and we have appointed Todd George COO of Civil Program Management to ensure that NV5 continues to emerge as a leader in airport, roadway, bridge, and facilities construction management in California.”

“I have worked closely with Mendoza & Associates for many years now and I am excited about this acquisition because they share many of the same values we consider so critical to our success. Their quality of service and attention to cost effective and timely solutions that has brought them business success and a great reputation with clients in California makes this the perfect addition to our Civil Program Management Practice,” said Todd George, PE.

Jeff Pallesen, President of Mendoza & Associates added, “I have known and worked with Todd for more than 20 years, and we have worked with many members of the NV5 team for the last 15. Our firms have worked successfully together on numerous projects and we are looking forward to working together in the future. The two firms joining forces is a natural fit.”

About Mendoza & Associates

For 20 years, Mendoza & Associates has been providing program management, construction management, engineering services and claims support on infrastructure projects throughout California such as freeway Interchanges, Airport Projects, and Grade Separations. Clients include Caltrans and numerous Counties, Cities and transportation authorities statewide. The Company’s mission is to always provide the highest standard of professional and technical services to clients and its philosophy is to provide professional services in a way that exemplifies the Company’s character: experienced, skilled, responsive, proactive, cost-conscious, and results-oriented.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 29 offices in California, Colorado, Florida, Massachusetts, New Jersey, Ohio, Pennsylvania, Utah and Wyoming and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that the acquisition will be immediately accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Holdings, Inc.
Lauren Wright, Ph.D.

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com